[Nutter, McClennen & Fish, LLP Letterhead]

, 2011

Legacy Bancorp, Inc.
99 North Street
Pittsfield, Massachusetts 07201

Re:           Merger of Legacy Bancorp, Inc. into Berkshire Hills Bancorp, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the merger (the “Merger”) of Legacy Bancorp, Inc., a Delaware corporation (“Legacy”), with and into Berkshire Hills Bancorp, Inc., a Delaware corporation (“Berkshire”). The Merger will be effected pursuant to the Agreement and Plan of Merger dated as of December 21, 2010 (the “Merger Agreement”). The Merger and related transactions are described in the Merger Agreement and in the Joint Proxy Statement/Prospectus (the “Proxy Statement”) included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”). Any capitalized term used but not defined in this opinion shall have the meaning set forth in the Merger Agreement.

In connection with the opinion expressed below, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and of such corporate records of Legacy and Berkshire as we have deemed appropriate. We also have relied, without independent verification, as to matters of fact material to our opinion upon certificates of the officers of Legacy and Berkshire to Nutter McClennen & Fish, LLP and Luse Gorman Pomerenk & Schick. We have assumed that the parties will act, and that the Merger will be effected, in accordance with the Merger Agreement, and that the representations made by Legacy and Berkshire in the foregoing certificates will be true, correct, and complete at the Effective Time, and as to statements qualified by the knowledge of the management of Legacy and Berkshire, will be consistent with the underlying facts as of the Effective Time. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

Based on and subject to the foregoing, it is our opinion that, for federal income tax purposes, under current law:

(1)           The Merger, when consummated in accordance with the terms of the Merger Agreement, will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code;

(2)           No gain or loss will be recognized by Legacy or Berkshire by reason of the Merger;

(3)           Each Legacy stockholder receiving BHLB Common Stock and cash in exchange for its Legacy Common Stock will recognize gain, if any, equal to the lesser of (i) the amount of cash received or (ii) the amount of gain “realized” in the transaction. The amount of gain a Legacy stockholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the Merger of BHLB Common Stock received exceeds (b) that Legacy stockholder’s basis in the Legacy Common Stock to be surrendered in the exchange for the cash and BHLB Common Stock;

(4)           The holding period of the shares of BHLB Common Stock to be received by a Legacy stockholder will include the period during which that Legacy stockholder held the shares of Legacy Common Stock surrendered in exchange therefor, provided the Legacy common stock surrendered was held by such Legacy Stockholder as a capital asset at the Effective Time; and

(5)           The statements set forth in the Proxy Statement under the caption “Description of the Merger – Material Tax Consequences of the Merger,” insofar as such statements constitute a summary of applicable law, are accurate summaries in all material respects.

The opinion set forth in this letter is based on relevant provisions of the Code, Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations (including established ruling positions of the Internal Revenue Service), and the legislative history as of the date hereof. There can be no assurance that these authorities will not be subject to future legislative, judicial or administrative changes that could affect the accuracy of the conclusions stated herein. These changes in applicable law could be retroactive in effect. By rendering this opinion, we undertake no responsibility to advise you of any such change or to update the conclusions contained in this opinion.

Our opinion addresses the matters set forth above under U.S. federal income tax law only, and no opinion is expressed under the provisions of any foreign, state or local tax law. Except as set forth above, we express no opinion to any party as to the tax consequences of the Merger or of any transaction related thereto or otherwise contemplated by the Merger Agreement. We further express no opinion as to the specific tax impact of the Merger or any transaction related thereto or otherwise contemplated in the Merger Agreement with respect to the individual circumstances of any Legacy stockholder. This opinion is rendered solely for the benefit of Legacy and its stockholders, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We do expressly consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference thereto under the captions “Description of the Merger – Material Tax Consequences of the Merger” and “Legal Matters” in the Proxy Statement which is a part of the Registration Statement.

Very truly yours,

Nutter, McClennen & Fish, LLP

Circular 230 Disclosure

The form and content of this opinion are intended to comply with the provisions of Circular 230 (31 C.F.R. Part 10) with respect to “covered opinions” within the meaning of that authority. Under the provisions of Circular 230, this opinion is considered to be a “marketed opinion.” Accordingly, we are required to make the following disclosure: the opinion was written to support the promotion or marketing of the transaction(s) addressed in the opinion, and the taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.